Exhibit 99.1

August 24, 2023

Dear Creatd Shareholders,

I am reaching out to address recent developments and concerns related to Creatd, Inc. As the Chairman and CEO of Creatd, Inc., I understand the weight of responsibility that rests on my shoulders, and I take all shareholders’ concerns to heart.

I must express my disappointment regarding the performance of our stock. Despite our consistent efforts and the significant milestones we've achieved, it's evident that the trading price of our stock does not reflect Creatd’s true potential value. It's disheartening to see that, even after announcing major initiatives like the Reg CF for our subsidiary Vocal, Inc., external pressures continue to affect our stock price adversely.

We've partnered with esteemed law firms Christian, Smith & Jewell, LLP, and the cutting-edge firm PULLP, known for their expertise with small and microcap companies. PULLP represents Creatd, Inc., in our defense against lender, Lind Partners. Additionally, we've collaborated with Share Intel and other niche data groups. Furthermore, we've established CEOBLOC, an advisory and advocacy group which is ardently charting a course to Congress to champion the cause of retail investors.

In an era where technology swiftly reshapes our environment, I challenge all government agencies. They are not only tasked with enforcing the law but also with adapting it to these changing times. Yet, they fall short.

The dedication and hard work of Creatd's team has been nothing short of exemplary. Yet, it's frustrating to see the value of our stock not reflecting our accomplishments and the momentum we've built over time.

What is true, is that the stock price reflects a broken funding space for venture and entrepreneurial minded companies. That was the initial appeal that drew so many innovative companies to the space, the hope of accessing legitimate financing in the public markets. This opportunity no longer exists. It is due to many factors, including the nefarious behaviors of many institutional professionals, as well as significant back office loopholes created by advancements in technology for bad actors to exploit.

Today though, I am writing to everyone, but more directly, to my personal shareholders because I take our company Creatd, Inc., personally. Shareholders are my family, my friends, and my network.

Last Friday, August 18, 2023, Creatd’s subsidiary Vocal, Inc., announced the introduction of a Reg CF (Regulation Crowdfunding) with the strategic intent to raise capital specifically for that entity, significantly reducing the operating burden on the holding company.

Our vision extends beyond Vocal, Inc. We are strategically expanding this approach across all Creatd subsidiaries, leading to four distinct entities under the single holding company. This embodies Creatd's core ambition as a company. I project that by taking in private capital for our four subsidiaries and the plan to spin them off, we will amplify Creatd, Inc.'s value.

We're in a business cycle where the individual pieces have greater value than the whole.

With this transformation, Creatd, Inc. will operate with reduced overhead and foster growth without being tethered to the traditional financing and operational costs. I believe that the genuine value of Creatd’s common stock will reflect its intrinsic worth, stemming from its achievements and its role as a holding company, where it primarily owns stakes in businesses, board seats, and advisement without managing their day-to-day operations. Creatd's position is more of an investor or owner. This encompasses both wholly owned entities and those with partial ownerships, all culminating in what will be four distinct, influential, and innovative companies.

The majority of shareholders I engage with grasp the rationale behind our strategy and recognize the immense potential when our vision materializes. I'm aware that a segment of our community is vocally against any financing that might dilute the company's value. I want to assure everyone that we share common goals. Those wagering against Creatd's success will soon realize they're facing a challenging ascent.

Here are the steps we are taking to improve shareholder value:

Vocal, Inc. Reg CF: The Reg CF for Vocal, Inc. is set to unlock the true value of our flagship offering, Vocal. Given that Vocal operates at a cash flow breakeven, comparable metrics suggest a discounted valuation lies between $60M-$100M. If Creatd, Inc. were to divest just 10% of Vocal, Inc., it could infuse Vocal with $6-10M in capital. This move would not only reduce the pressure to dilute Creatd, Inc.'s value but also empower Vocal, Inc. to self-finance its operations and growth.

I encourage you to review and invest in Vocal, Inc.'s Reg CF, as it is an import component to see parent company Creatd, Inc.'s stock potentially rally. The success of one means the success of the other.

OG Special Dividend: The OG Collection, Inc. dividend is progressing steadily, and we're gearing up to unveil more specifics. We're targeting September or October to establish a definitive record date. Shareholders must hold a stake in Creatd, Inc. at least two days before this date. Following this, within a span of 60 days, OG Collection, Inc. shares will be distributed to shareholders, with further details on the distribution to come. These dividends will take the form of restricted shares, setting the stage for a Reg CF for OG Collection, Inc. As Creatd's stake dips below 50% post a distribution of a special dividend in OG Collection, Inc. to current Creatd shareholders, our vision is to take OG Collection public.

Improved Balance Sheet: The strategic move to segment and privatize key components of our subsidiaries naturally positions us to enhance our capabilities at the parent level, whether it's increased liquidity to buy back convertible debt or converting debt into equity.

There are always some moments when securing funds for a company is not just beneficial, but vital, even if it means considering a stock reverse as some of our peers have recently been forced to do. Nonetheless, I continue to have confidence in some of their business models and their ability to recover by rallying long term investors.

Rest assured though, I remain steadfast in my current commitment to the anti-dilution alternative strategies that we are pursuing, which do not have me considering a reverse split in any short term horizon. It would make no sense given the outline of the plan we have discussed. When we are successful, I will certainly do what is necessary to uplist the surviving holding company to a national exchange. I am optimistic that with the commitment of long term shareholders and an improving balance sheet that will not require a reverse split.

I wish to convey my profound gratitude for your unwavering trust and commitment to our leadership team. Your continued support and the invaluable perspectives of our shareholders have been, and will remain, central in charting the course for our future.

As we move forward, I encourage you to stay engaged with our company, follow our progress, and continue to provide us with your valuable insights. Together, we are building a brighter future for Creatd, Inc. and for its shareholders.

Sincerely,

Jeremy Frommer

Chairman and CEO

Creatd, Inc.